Exhibit 99.14

The following statements amend the Annual Report on Form 18-K for the fiscal year ended March 31, 2018:

The last paragraph of sections “Constitutional Framework” and “Governement” on pages 9 and 10 of the Exhibit 99.1 are hereby replaced with the following:

Constitutional Framework

Following the last general election, held on October 1, 2018, the Coalition Avenir Québec formed a majority Government. With regard to the constitutional issue, the Coalition Avenir Québec pursues a policy that seeks greater economic and political autonomy, promotes Québec’s interests and focuses on strengthening Québec’s place within the federation.

Government

The National Assembly consists of 74 members of the Coalition Avenir Québec, 29 members of the Québec Liberal Party, 10 members of Québec solidaire, 10 members of the Parti Québécois, 1 independent member and 1 vacant seat. The next general election will be held on October 3, 2022, subject to earlier dissolution of the National Assembly by the Lieutenant Governor upon the recommendation of the Prime Minister.